     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 10, 2002
                                                 REGISTRATION STATEMENT NO. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               CELL PATHWAYS, INC.
             (Exact name of Registrant as specified in its charter)

          DELAWARE                                       23-2969600
(State or Other Jurisdiction of             (I.R.S. Employer Identification No.)
Incorporation or Organization)

                              702 ELECTRONIC DRIVE
                           HORSHAM, PENNSYLVANIA 19044
                                 (215) 706-3800
               (Address, Including Zip Code, and Telephone Number,
        Including Area Code, of Registrant's Principal Executive Offices)

                           MARTHA E. MANNING, ESQUIRE
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                               CELL PATHWAYS, INC.
                              702 ELECTRONIC DRIVE
                           HORSHAM, PENNSYLVANIA 19044
                                 (215) 706-3800
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                                   COPIES TO:

                          STEPHEN A. JANNETTA, ESQUIRE
                           MORGAN, LEWIS & BOCKIUS LLP
                               1701 MARKET STREET
                      PHILADELPHIA, PENNSYLVANIA 19103-2921
                                 (215) 963-5000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest investment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                                PROPOSED MAXIMUM
                                            AMOUNT TO BE       OFFERING PRICE PER    PROPOSED MAXIMUM AGGREGATE       AMOUNT OF
        SHARES TO BE REGISTERED            REGISTERED(1)            SHARE(2)             OFFERING PRICE(2)         REGISTRATION FEE
Common Stock,
par value $.01 per share(3)........       2,987,636 shares            $4.01                 $11,980,421                 $1,103

(1) Pursuant to Rule 416 under the Securities Act, this registration statement also covers such additional shares as may hereafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.
(2) Estimated solely for the purpose of calculating the registration fee; computed in accordance with Rule 457(c) under the Securities Act on the basis of the average of the high and low sales prices for a share of Common Stock on April 5, 2002 as reported on the Nasdaq National Market.
(3) Includes rights to purchase shares of our Series A Junior Participating Stock pursuant to our Preferred Stock Purchase Rights Plan. No separate consideration is paid for these rights and, as a result, the registration fee for these rights is included in the fee for the common stock.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed or supplemented. The selling stockholders cannot sell any of the securities described in this prospectus until the registration statement that we have filed to cover the securities has become effective under the rules of the Securities and Exchange Commission. This prospectus is not an offer to sell the securities, nor is it a solicitation of an offer to buy the securities, in any state where an offer or sale of the securities is not permitted.



                              SUBJECT TO COMPLETION

                   PRELIMINARY PROSPECTUS DATED APRIL 10, 2002

                                   PROSPECTUS

                                2,987,636 SHARES

                               CELL PATHWAYS, INC.

                                  COMMON STOCK

         The shares of our common stock offered by this prospectus are being offered by the selling stockholders named in the section entitled "Selling Stockholders." We will not receive any of the proceeds from the sale of the shares by the selling stockholders.

         Our common stock is traded on the Nasdaq National Market under the symbol "CLPA." On April 9, 2002, the last reported sale price for our common stock on the Nasdaq National Market was $4.00 per share.

         SEE "RISK FACTORS" BEGINNING ON PAGE 5 OF THIS PROSPECTUS FOR A DESCRIPTION OF RISKS THAT SHOULD BE CONSIDERED BY PURCHASERS OF THE COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



               THE DATE OF THIS PROSPECTUS IS ____________, 2002.

         References in this prospectus to "we," "us," "our," the "Company," and "Cell Pathways" refer to Cell Pathways, Inc. and its subsidiaries.

                      WHERE TO FIND ADDITIONAL INFORMATION

         Before you decide whether to invest in the common stock, you should read this prospectus and the information we otherwise file with the Securities and Exchange Commission (SEC).

         We are required by federal securities laws to file certain information with the SEC. You can access this material on the SEC's Internet website, at http://www.sec.gov. You can also read and copy this material at the SEC's public reference room, located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at (800) 732-0330 for information on how the public reference room operates. In addition, the common stock is included for listing in the Nasdaq National Market, and you can obtain our reports, proxy statements and other information about us at the offices of The Nasdaq Stock Market, located at 1735 K Street, N.W., Washington, D.C. 20006.

         We will also send you copies of the material we file with the SEC, free of charge, upon your request. Please call or write our Investor Relations department at:

                           702 Electronic Drive
                           Horsham, Pennsylvania 19044
                           Telephone No.: (215) 706-3800

         The SEC allows us to "incorporate by reference" into this prospectus certain important information about us. This means that the information in this prospectus is not complete, and you should read the information incorporated by reference for more detail. We incorporate by reference in two ways. First, we list certain documents that we have already filed with the SEC. The information in these documents is considered part of this prospectus. Second, we may in the future file additional documents with the SEC. When filed, the information in these documents will update and supersede the current information in, and incorporated by reference in, this prospectus.

         We incorporate by reference the documents listed below, and any other documents we file with the SEC under Section 13(a), 13(c), 14 or 15 of the Securities Exchange Act of 1934 until the offering described in this prospectus is completed:

                  (a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;

                  (b) The description of our common stock contained in our Registration Statement on Form 8-A registering the common stock under Section 12 of the Securities Exchange Act of 1934; and

                  (c) The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A registering the preferred stock purchase rights under Section 12 of the Securities Exchange Act of 1934.

         This prospectus is part of our registration statement. We have filed the registration statement with the SEC under the Securities Act to register the common stock that the selling stockholders are offering by this prospectus. Not all of the information in the registration statement appears in this prospectus. For more detail, you can read the entire registration statement, and all of the exhibits filed with it, at the SEC's offices or website as described above.

         You should rely on the information that is in this prospectus, or incorporated by reference. You should not, however, assume that the information that appears directly in this prospectus is accurate or complete as of any date other than the date on the front cover.

                           FORWARD-LOOKING STATEMENTS

         This prospectus contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are those are those which express plan, anticipation, intent, contingency or future development and/or otherwise are not statements of historical fact. These statements are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such risks and uncertainties relate to, among other factors: the absence of approved products; history of operating losses and the need for further financing; dependence on the development, regulatory approval and market acceptance of one or more of our product candidates for one or more significant disease indications; early stage of development; the costs, delays and uncertainties inherent in scientific research, basic pharmaceutical research, drug development, clinical trials and the regulatory approval process, with respect to both our current product candidates and our future product candidates, if any; the risk that we do not conduct the clinical studies we may have planned to conduct or do not pursue development plans we may have planned to pursue; uncertainty that additional studies, if any, may not be positive; limitations on, or absence of, the predictive value of data obtained in laboratory tests, animal models and human clinical trials when planning additional steps in product development; uncertainty of obtaining regulatory approval of any compound for any disease indication whether due to adequacy of the development program, changing regulatory requirements or otherwise; the risk that the U.S. Food and Drug Administration ("FDA") will stop or further delay the Phase III lung cancer study or any other study as a result of safety or otherwise; the risk that clinical studies do not result in the safety and efficacy necessary to obtain regulatory approvals; the risks of conducting clinical trials, including the risk of conducting clinical trials of our drugs in combination with other drug therapies; the commercial risk and risk of liability in marketing and selling Gelclair(TM) Concentrated Oral Gel, including the risk that prescribers do not prescribe the product and sales do not materialize, the risks associated with product launch, manufacturing and marketing risks, and the risk that our sales of Gelclair(TM) are less than our minimum purchase obligations; the commercial risk and risk of liability in providing marketing services promoting Nilandron(R) (nilutamide) manufactured by Aventis Pharmaceuticals, Inc. ("Aventis"), including the risk that Aventis' sales of Nilandron(R) do not exceed the threshold entitling us to a percentage of gross margin; the risk that we may enter into, or may fail to enter into, licensing, partnership or collaborative arrangements or strategic alliances which accord to other companies rights with respect to one or more of our compounds, technologies or programs or in which we acquire new rights and obligations; the volatility of the market price of our Common Stock; our ability to sell securities registered under the shelf registration statement; acceptance of any product candidates by physicians and providers of healthcare reimbursement; the actions of competitors; the pace of technological changes in the biopharmaceutical industry; dependence upon third parties; the validity, scope and enforceability of patents; the risk of pending or future class action securities litigation; potential product liability claims; and availability and adequacy of insurance.

         These and other risks are detailed in our reports filed from time to time under the Securities Act and/or the Securities Exchange Act, including the sections entitled "Business," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Other Events" in our Annual Report on Form 10-K for the year ended December 31, 2001 and in such registration statements on Form S-3 as may be filed from time to time. You are encouraged to read these filings as they are made. They are available over the Internet from the SEC in its EDGAR database.

         Given the uncertainties affecting pharmaceutical companies in the development stage, current and prospective investors are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. No forward-looking statement can be guaranteed; actual future results may vary materially. Both forward-looking statements and statements of historic fact must be understood in the context of the risks referred to above which characterize our development-stage business. We undertake no obligation to update or revise the statements made herein or the risk factors that may relate thereto.

                                  RISK FACTORS

         The following risk factors relate to our business and qualify the statements made in this report about our business. These factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this report and/or presented elsewhere by management from time to time. The subheadings below identify the risks discussed but cannot do so completely. Each subsection may relate to more than one aspect of our business. Accordingly, each risk factor should be considered carefully in evaluating our business and any investment in us. These risk factors should be read in conjunction with the related descriptions of our business contained in our periodic reports filed with the SEC, which are incorporated by reference in this prospectus.

         Prospective investors should carefully consider the following risk factors and the other information included in this report, including the documents incorporated by reference in this report, before deciding to invest in the common stock.

WE HAVE A HISTORY OF NET LOSSES AND MAY NEVER BECOME PROFITABLE.

         We are a development stage pharmaceutical company. Our business has experienced significant operating losses since its inception in 1990. We have not received any revenue from the sale of our own products (none has been approved for marketing), have received only immaterial revenues from rendering marketing services to promote Nilandron(R) (nilutamide), made and sold by Aventis Pharmaceuticals, Inc. ("Aventis"), and intend to start selling Gelclair(TM) Concentrated Oral Gel, manufactured by Sinclair Pharmaceuticals Ltd. ("Sinclair"), in the second quarter of 2002. As of December 31, 2001, we had an accumulated deficit of $123,284,737. We expect to incur additional operating losses for at least the next several years and expect cumulative losses to increase substantially as research and development efforts and preclinical and clinical testing expand. If we succeed in obtaining marketing approval for any of our product candidates, we will incur significant manufacturing and marketing costs. Among other things, our ability to achieve profitability is dependent on our ability, alone or with others, to:

         -        obtain additional financing;

         - successfully complete the development of our product candidates;

         -        obtain the required regulatory approvals;

         - successfully manufacture and market, or have others successfully manufacture and market, our own product candidates;

         - successfully market any products we may in-license from third parties; and

         -        gain market acceptance for our product candidates.

         We may never achieve profitability.

WE ARE AT AN EARLY STAGE OF DEVELOPMENT AND HAVE NO PRODUCTS APPROVED FOR SALE; ONLY TWO OF OUR PRODUCT CANDIDATES HAVE BEEN SUBJECT TO CLINICAL STUDIES; THE FDA HAS ISSUED A "NOT APPROVABLE" LETTER WITH RESPECT TO OUR NEW DRUG APPLICATION, OR NDA, FOR USE OF THE FIRST PRODUCT CANDIDATE, APTOSYN(R) (EXISULIND), IN FAMILIAL ADENOMATOUS POLYPOSIS, OR FAP; AND OUR LONG-TERM VIABILITY WILL BE IMPAIRED IF WE ARE UNABLE TO OBTAIN REGULATORY APPROVAL FOR, OR SUCCESSFULLY MARKET, OUR PRODUCT CANDIDATES.

         We have only two product candidates that have been subject to clinical trials: Aptosyn(R) (exisulind) and CP461. Our business is significantly dependent upon the successful development and approval of these product candidates for one or more cancerous or precancerous disease conditions.

         The first disease condition for which we have been clinically testing Aptosyn(R) (exisulind) is FAP, an inherited disease characterized by the development of hundreds to thousands of polyps in the colon and the progression to colon cancer if left untreated. In August 1999, we submitted a NDA to the FDA for Aptosyn(R) (exisulind) in the treatment of FAP. On September 25, 2000, the FDA issued a "not approvable" letter finding that the information presented as to the safety and efficacy of Aptosyn(R) (exisulind) for the treatment of FAP was not adequate for approval for that indication. The future of the FAP program is uncertain.

         A separate NDA must be filed with respect to each disease indication for which marketing approval of a drug is sought. Each such NDA, in turn, requires the successful completion of lengthy clinical trials demonstrating the safety and efficacy of the drug for that particular indication. We may not successfully complete the clinical trials necessary for a further NDA filing for Aptosyn(R) (exisulind) or for an NDA filing for CP461. Even if we do file one or more NDAs, we may not receive regulatory approval of any of them. If we are not able to obtain FDA approval for any indication with substantial market potential, our ability to ever become profitable would be impaired.

         We are conducting early-stage clinical trials of CP461. These clinical trials may fail to yield data that are favorable or useful for purposes of further developing this product candidate and ultimately seeking regulatory approval for marketing it. We have not developed any other compound to the extent necessary to commence clinical trials.

         We are investigating Aptosyn(R) (exisulind) and CP461 in combination with other approved chemotherapeutic agents. While we have scientific rationale for the combinations under investigation, there can be no assurance that the combinations will be more effective than the single approved chemotherapeutic agent for the disease indication being investigated. The combination of these agents may not result in increased efficacy and may even interfere with the efficacy of the chemotherapeutic agent being combined with our products. There is also risk that the combinations may result in unexpected toxicity, or increase side effects associated with the individual drugs to an unacceptable level.

         Preclinical and clinical studies of our product candidates may not display the safety and efficacy necessary to obtain regulatory approvals. Drug development is a highly uncertain process. Pharmaceutical and biotechnology companies have suffered significant setbacks in advanced clinical trials, even after experiencing promising results in earlier trials. Data obtained from tests are susceptible to varying interpretations which may delay, limit or prevent regulatory approval. Assessing clinical trial results of combination therapy studies may be more difficult and may add additional complexity to interpretation of those results. Regulatory authorities may refuse or delay approval as a result of many other factors, including changes in regulatory policy during the period of product development. Product candidates that appear to be promising at earlier stages of development may not reach the market or be marketed successfully for a number of reasons, including the following:

         - researchers may find during later preclinical testing or clinical trials that the product candidate is ineffective or has harmful side effects;

         - variability in the number and types of patients available for clinical studies;

         - new information about the mechanisms by which a drug candidate works may adversely affect its development;

         - one or more competing products may be approved for the same or a similar disease condition, raising the hurdles to approval of the product candidate;

         - the product candidate may fail to receive necessary regulatory approval or clearance;

         - the product candidate may be too difficult to manufacture on a large scale;

         - the product candidate may be too expensive to manufacture or market;

         -        the product candidate may not achieve broad market acceptance;

         - others may hold proprietary rights that will prevent the product candidate from being marketed; or

         -        others may market equivalent or superior products.

         Our ability to market Aptosyn(R) (exisulind) in a disease indication is dependent on our ability to provide the FDA with sufficient data to support approval of an NDA for that disease indication. We cannot assure that we will ever be able to provide such information. With respect to CP461, and any other compound that we may decide to develop, development may not be complete and marketing of such product candidates may not occur for at least several years, if at all. We have limited experience in managing clinical trials, and delays or terminations of clinical trials we undertake in the future could impair our development of product candidates. In our Phase III lung cancer study of Aptosyn(R) (exisulind) in combination with Taxotere(R) (docetaxel) the FDA held up enrollment of new patients for about two months pending interim safety analysis of those already enrolled and treated. Delays or terminations of any clinical trials could result from a number of factors, including adverse events, stringent enrollment criteria, slow rate of enrollment, size of the patient population, having to compete with other clinical trials for eligible patients, geographical considerations and others.

         The area of cancer prevention is not thoroughly understood. With limited exceptions, the FDA has not approved any drug for the prevention of precancerous lesions or cancer. The FDA sometimes revises its views as to the prerequisites for drug approvals in these areas, and such revisions could adversely affect our programs. The FDA may require that a drug candidate intended to treat precancerous lesions or prevent cancer be shown to be effective not only in reducing precancerous lesions or other precancerous symptoms, but also in preventing actual cancer, which may require clinical trials following large numbers of patients over long periods of time.

         We and our collaborators may not succeed in our research and product development efforts and we may not be successful in marketing any approved products. Moreover, after commercial introduction of a new product, discovery of problems through adverse event reporting could result in restrictions on the product, including recall or withdrawal from the market and, in certain cases, civil or criminal penalties resulting from actions by regulatory authorities or damages from product liability judgments. Products introduced into the market are subject to the risk that physicians may choose not to use the products and providers of health care reimbursement may choose not to reimburse for the use of the products. If we are unable to complete clinical trials, obtain regulatory approval or successfully market our products, our long-term viability will be threatened.

OUR BUSINESS WILL BE HARMED IF WE FAIL TO OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS. ISSUING NEW SHARES TO RAISE CAPITAL WILL DILUTE CURRENT STOCKHOLDERS' OWNERSHIP.

         We believe that our available cash will be sufficient to fund operations into the second quarter of 2003. We will need to raise substantial additional funds to continue our business activities. Among other things, we anticipate that we will devote expenditures to the following:

         - continuing current clinical studies, and initiating additional clinical studies, relating to Aptosyn(R) (exisulind) in connection with our attempt to obtain future FDA approval of Aptosyn(R) (exisulind) in one or more disease indications;

         - continuing current clinical studies, and initiating additional clinical studies, relating to CP461 in connection with our attempt to obtain future FDA approval of CP461 in one or more disease indications;

         - preclinical studies relating to Aptosyn(R) (exisulind), CP461 and additional compounds for cancerous and precancerous disease conditions;

         -        regulatory approval processes;

         -        drug development and formulation;

         -        production of product candidates for clinical trials;

         -        basic research; and

         - establishment and support of sales, marketing and distribution capabilities.

         The amount of capital we may need depends on many factors, including:

         -        the progress of our research and development programs;

         -        the progress of preclinical testing;

         - the progress of clinical testing of Aptosyn(R) (exisulind), CP461 and other compounds;

         - whether the FDA approves any NDA for Aptosyn(R) (exisulind), CP461 or any other SAAND with regard to any indication;

         -        the time and costs involved in obtaining regulatory approvals;

         -        the costs relating to patents and other intellectual property;

         -        our ability to establish collaborative arrangements;

         - the effect of any changes or development in our existing collaborative relationships;

         -        the effect of competing technological and market developments;

         - our ability to successfully commercialize an approved product candidate; and

         - our ability to successfully market the products of others, including Nilandron(R) (nilutamide) and Gelclair(TM) Concentrated Oral Gel.

         We do not know whether additional financing will be available on acceptable terms when needed. We may seek to raise funds through public or private equity offerings or debt financings or through corporate collaborations and licensing arrangements.

         If we raise additional capital by issuing equity securities, our stockholders' percentage ownership will be reduced, and our stockholders may experience substantial dilution. At the time we are trying to raise capital, market conditions may be adverse. Any equity securities, or equity or debt securities convertible into common stock, issued may also provide rights, privileges or preferences superior to the common stock. If we raise additional funds by issuing debt securities, we may be subject to significant restrictions on our operations. Also, any debt securities may be convertible into common stock and cause additional dilution through such conversion. If we raise additional funds through collaborations and licensing arrangements, we may be required to relinquish some rights to our technologies or product candidates, or grant licenses on terms that are not favorable to us.

         If adequate funds are not available on acceptable terms, our ability to fund our operations, develop products or technologies or otherwise respond to competitive pressures could be significantly delayed or limited and we may have to reduce or cease our operations. If additional funds become available, there can be no assurance that we can accurately predict the time and costs required to complete development programs or that we will not substantially exceed our budgets or that revenue forecasts, if made, will not prove inaccurate.

THE EXERCISE OF OUTSTANDING WARRANTS AND STOCK OPTIONS COULD CAUSE SUBSTANTIAL DILUTION.

         As of December 31, 2001, our outstanding equity securities included:

         - warrants, outstanding or issuable, to purchase 4,503,249 shares of our common stock for an exercise price of $12.00 per share; and

         - options, exercisable at various exercise prices between $0.32 and $49.88, to purchase 3,822,900 shares of our common stock.

         - Investors in our common stock could experience substantial dilution of their investment if these warrants and options are exercised.

FUTURE SALES OF SHARES MAY DEPRESS THE PRICE OF OUR COMMON STOCK.

         If stockholders sell a substantial number of shares of our common stock in the public market, or if we issue and sell new shares, or if investors perceive that these sales might occur, the market price of our common stock could decrease. Such a decrease could make it difficult for us to raise capital by selling our stock in the future. To the extent additional shares of capital stock are issued, investors purchasing our common stock or securities convertible into common stock may incur additional dilution.

OUR BUSINESS MAY BE HARMED BY PENDING OR FUTURE LITIGATION.

         Following our announcement on February 1, 1999 that we anticipated a delay in filing a NDA for Aptosyn(R) (exisulind) for FAP, our stock price dropped. Shortly thereafter, five stockholder class actions were filed against us on behalf of purchasers of our stock during the period October 7, 1998 to February 2, 1999. This litigation was settled in 2001 with payment by our insurance company of $3.75 million. Following our announcement on September 22, 2000 that the FDA had advised us that our NDA for FAP was not approvable, our stock price dropped again. In March, April and May of 2001, eleven stockholder class actions were filed against us on behalf of purchasers of our stock during the period October 27, 1999 to September 22, 2000. In February 2002, agreement in principle was reached to settle this litigation with the issuance of 1.7 million shares of our common stock and the payment of $2 million. In connection with this settlement, our insurance company has agreed to pay us $2 million. Settlement of the second litigation requires approval of the court, and there is no assurance that such approval will be received. Similar litigation may be instituted against us in the future at any time that there is a substantial drop in the market price of our stock, regardless of the reason for the drop. The second litigation described above (if the settlement is not approved by the court or otherwise does not become final) and any future litigation could result in substantial expense and diversion of our attention from our business and could result in substantial damage awards which could have a material adverse impact on our business. There can be no assurance that we will be successful in its defense of any such litigation, regardless of how unmeritorious such litigation may be, nor can there be any assurance that insurance will be either available, applicable or sufficient to cover the costs of judgment, settlement or conduct of the litigation.

IF WE ARE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, OR TO AVOID INFRINGING THE RIGHTS OF OTHERS, OUR ABILITY TO COMPETE EFFECTIVELY WILL BE IMPAIRED.

         Our intellectual property consists of patents, licenses, trade secrets and trademarks. Our success depends in part on our ability to:

         -        obtain and maintain patents and other intellectual property;

         -        establish and maintain trademarks;

         -        maintain our trade secrets;

         -        operate without infringing the proprietary rights of others;
                  and

         - otherwise maintain adequate protection of our intellectual property for our technologies and products in the U.S. and other countries.

         We have several patents and pending U.S. patent applications relating to the therapeutic uses of Aptosyn(R) (exisulind). However, the composition of matter patent for exisulind, which is desirable because it gives patent protection for a drug's chemical compound, is not available because exisulind was described in scientific and patent literature over 20 years ago. Therefore, if clinical uses of exisulind are discovered beyond those covered by our patent claims, we may not be able to enforce our patent rights against companies marketing the compound with respect to these other clinical uses. In general, patent protection currently lasts only approximately 17-20 years, depending on the filing date of the patent application, the issuance date of the patent and, sometimes, the time required for FDA approval. However, it can take many more years than offered by patent protection to transform a drug discovery through testing and development into a commercially viable product. Moreover, patent applications filed by us or on our behalf may not result in patents being issued to us. Even if a patent is issued, the patent may not afford protection against competitors with similar technology. Others may independently develop similar technologies or duplicate our technology. It is possible that before any of our potential product candidates can be commercialized, the related patents may expire, or remain in existence for only a short period following commercialization, thus reducing the advantage of the patent.

         Our commercial success depends in part on avoiding infringing patents and proprietary rights of third parties and developing and maintaining a proprietary position with regard to our own technologies and product candidates. The patent positions of pharmaceutical companies, including our patent position, involve complex legal and factual questions. Whether a company will be able to enforce its patent cannot always be predicted with certainty. Even if we obtain patents, we may lose part or all of them as a result of challenges by competitors. We cannot be sure that relevant patents have not been issued, or that relevant publications or actions by others have not occurred, that could block our ability to obtain patents or to operate as we would like. Others may develop similar technologies or duplicate technologies that we have developed or claim that we are infringing their patents. As a result of these factors, we may need to obtain patent licenses from others. However, we may be unable to obtain patent licenses on acceptable terms. Moreover, our rights under any patent licenses depend on maintaining our obligations to the licensor under the applicable license agreement, and we may be unable to do so.

         Extensive litigation regarding patents and other intellectual property rights characterizes our industry. We may become involved in litigation or interference proceedings declared by the U.S. Patent and Trademark Office, or oppositions or other intellectual property proceedings outside of the U.S. If any of our competitors have filed patent applications or obtained patents that claim inventions that we also claim, we may have to participate in an interference proceeding to determine priority of invention and, therefore, who has the right to a patent for these inventions or discoveries in the U.S. If a litigation or interference proceeding is initiated, we may have to spend significant amounts of time and money to defend our intellectual property rights or to defend infringement claims of others. Litigation or interference proceedings could divert our management time and effort. Even unsuccessful claims against us could result in significant legal fees and other expenses, diversion of management time and disruption in our business. Any of these events could harm our ability to compete and adversely affect our business.

         An adverse ruling arising out of any intellectual property dispute could invalidate or diminish our intellectual property position. An adverse ruling could also subject us to significant liability for damages, prevent us from using processes or products, or require us to license disputed rights from third parties. Costs associated with licensing arrangements entered into to resolve litigation or an interference may be substantial and could include ongoing royalties. We may not be able to obtain any necessary licenses on satisfactory terms.

         In addition, we rely on trade secrets to protect technology. We attempt to protect our proprietary technology by requiring our employees to execute confidentiality and assignment of invention agreements. We also require our consultants and certain contractors to execute confidentiality agreements. However, these agreements could be breached and, in the event they are breached, our remedies may be inadequate. In addition, our trade secrets may otherwise become known or independently discovered by our competitors. Our business requires the use of consultants and research collaborators in connection with the development of our product candidates. These arrangements involve the exposure of our trade secrets to the scrutiny of others, which increases the risk that we may lose our trade secrets. If we lose any of our trade secrets, our business and ability to compete could be harmed.

WE MAY NOT BE ABLE TO KEEP PACE WITH TECHNOLOGICAL CHANGES IN THE
BIOPHARMACEUTICAL INDUSTRY, WHICH MAY PREVENT US FROM COMMERCIALIZING OUR PRODUCT CANDIDATES.

         Our business is characterized by extensive research efforts and rapid technological progress. New developments in molecular biology, medicinal chemistry and other fields of biology and chemistry are expected to continue at a rapid pace in both industry and academia. Research and discoveries by others may render some or all of our programs or product candidates non-competitive or obsolete. Our business strategy is based, in part, upon the application of our technology platform to discover and develop pharmaceutical products to prevent cancer or treat cancer through the use of selective apoptosis, which means causing cell death in precancerous and cancerous cells. This strategy is subject to the risks inherent in the development of new products using new and emerging technologies and approaches.

         Unforeseen problems may develop with our technologies or applications. Further research may alter our research findings or lead to new research insights which adversely impact our research efforts. We may not be able to successfully address technological challenges that we encounter in our research and development programs and may not ultimately develop commercially feasible products.

WE FACE INTENSE COMPETITION WHICH COULD HARM OUR BUSINESS AND OPERATING RESULTS.

         Our industry is very competitive. It is characterized by extensive research and development efforts and rapid technological progress. Discoveries and commercial developments by our competitors may render some or all of our product candidates obsolete. Many of our potential competitors have longer operating histories, greater name recognition, and substantially greater financial, technical and marketing resources than we have. These competitors may succeed in discovering and developing pharmaceutical products more rapidly than we do or pharmaceutical products that are safer, more effective or less costly than any that we may develop. Competing products may obtain regulatory approval sooner and may be marketed more successfully than our product candidates.

         There are many entities, both public and private, including well-known, large pharmaceutical companies, chemical companies, biotechnology companies, government agencies and research institutions, engaged in developing pharmaceuticals for applications similar to those targeted by us. We also compete with these organizations in recruiting and retaining qualified scientific and management personnel.

         In the fields of cancer therapy and the prevention of precancerous and cancerous lesions, other products and procedures are in use or in development that may compete directly with the products that we are seeking to develop and market for cancer treatment or cancer prevention. Surgery, radiation, chemotherapeutic agents and compounds that interfere with hormone activities have been in use for years in the treatment of cancer. Nolvadex(R) (tamoxifen) has been granted approval for reducing the incidence of breast cancer in women at high risk for breast cancer. Celebrex(R) (celecoxib) has been granted approval for use in the reduction in the number of adenomatous (or precancerous) colorectal polyps in FAP patients as an addition to usual care (e.g., endoscopic surveillance, surgery, etc.). A number of other pharmaceutical and nutritional agents are being examined for their potential usefulness in the treatment of precancerous lesions and cancer. The manufacturers of many of these products have far greater resources and experience than we do.

         Aggressive industry competition must also be expected to affect our efforts to market Nilandron(R) (nilutamide) and Gelclair(TM) Concentrated Oral Gel and to limit our revenues from these marketing efforts.

OUR BUSINESS WOULD BE ADVERSELY AFFECTED IF THIRD PARTIES UPON WHOM WE PLACE SUBSTANTIAL RELIANCE FAIL TO PERFORM THEIR OBLIGATIONS PROPERLY.

         We depend on third-party contractors to perform many activities on our behalf, including the following:

         -        basic laboratory research studies;

         -        animal toxicology studies;

         -        animal efficacy studies;

         -        human clinical trials;

         - bulk drug and finished product manufacture for our product candidates;

         - drug manufacture for the products we market for others, Nilandron(R) (nilutamide) and Gelclair(TM) Concentrated Oral Gel;

         -        drug assay and characterization;

         -        product formulation and finishing;

         -        strategic consulting;

         -        commercialization planning; and

         -        product distribution.

         Subject to limited exceptions in foreign markets, we do not have any relationships with other pharmaceutical companies for the commercialization of our own products under development. We cannot assure that we will be able to negotiate cooperative arrangements relating to commercialization or any other aspect of our development and marketing of products in the future should we choose to do so. To the extent that we do not make arrangements with third parties, we must rely on our own limited resources. Any arrangements that we enter into may not be maintained, may not be performed properly by the third parties or may not prove to be successful. The failure of any third party to comply with applicable government regulations could substantially harm our development and marketing efforts and delay or prevent regulatory approval of our product candidates. If these third parties fail to perform their obligations properly and in compliance with applicable regulations, we may be compelled to delay our development efforts, and our business could be harmed.

WE MUST OBTAIN REGULATORY APPROVAL TO MARKET OUR PRODUCT CANDIDATES IN THE U.S. AND FOREIGN JURISDICTIONS.

         We must obtain regulatory approval before marketing or selling our product candidates. In the U.S., we must obtain approval from the FDA for each product candidate that we intend to commercialize. The drug development process is typically lengthy and expensive, and FDA approval is highly uncertain. Clinical studies which show favorable results may not be adequate for regulatory approval. We or our third-party manufacturers must pass a pre-approval inspection of manufacturing facilities by the FDA before the product can obtain marketing approval. Products distributed outside the U.S. are also subject to foreign government regulation.

         On September 25, 2000, the FDA issued a "not approvable" letter with respect to the NDA that we submitted in August 1999 for Aptosyn(R) (exisulind) for the FAP indication. The NDA for FAP may never be approved, and the future of the FAP program is uncertain.

         None of our other product candidates has received regulatory approval to be commercially marketed and sold. If we fail to obtain regulatory approval, we will be unable to market and sell any of our product candidates. Because of the risks and uncertainties in biopharmaceutical development, our product candidates could take a significantly longer time to gain regulatory approval than we expect or may never gain approval. If regulatory approval is delayed, our business would be harmed.

         The process of obtaining FDA and other required regulatory approvals, including foreign approvals, often takes many years and can vary substantially based upon the type, complexity and novelty of the product candidates involved. This approval process is extremely expensive and uncertain. We cannot guarantee that any of our product candidates will be approved for marketing by the FDA. Even if regulatory approval of a product candidate is granted, we cannot be certain that we will be able to obtain the labeling claims necessary or desirable for the promotion of that product candidate.

EVEN IF OUR PRODUCT CANDIDATES RECEIVE REGULATORY APPROVAL, WE MAY STILL FACE DEVELOPMENT AND REGULATORY DIFFICULTIES RELATING TO THE DRUG PRODUCTS IN THE FUTURE.

         If we receive regulatory approval of any of our product candidates, the FDA or a comparable foreign regulatory agency may grant such approval only for a limited indication. In addition, a marketed product, its manufacturer and the manufacturer's facilities are subject to continual review and periodic inspections by regulatory agencies. The discovery of previously unknown problems with a product, manufacturer or facility may result in restrictions on the product or manufacturer, including withdrawal of the product from the market. The failure to comply with applicable regulatory requirements can, among other things, result in:

        -         warning letters;

        -         fines and other civil penalties;

        -         suspended regulatory approvals;

        - refusal to approve pending applications or supplements to approved applications;

        -         refusal to permit exports from the U.S.;

        -         product recalls;

        -         seizure of products;

        -         injunctions;

        -         operating restrictions;

        -         total or partial suspension of production; and

        -         criminal prosecutions.

         Even if we obtain regulatory approval, we may be required to undertake post-approval trials. In addition, side effects identified or better understood after a drug is on the market or the occurrence of manufacturing problems could result in withdrawal of approval, or require reformulation of the drug, additional preclinical testing or clinical trials, changes in labeling of the product, and/or additional marketing applications.

         If we receive FDA approval, we will be subject to ongoing FDA obligations and continued regulatory review. In particular, we or third-party manufacturers that we use will be required to adhere to requirements pertaining to the FDA's current Good Manufacturing Practices requirement, commonly known as GMP. Under current Good Manufacturing Practices, we are required to manufacture our products and maintain our records in a prescribed manner with respect to manufacturing, testing and quality control activities. We will also be subject to ongoing FDA requirements for submission of safety and other post-market information. Similar regulatory requirements are in place in foreign countries for similar products approved in those countries. Our failure, or our third-party manufacturer's failure, to comply with the FDA and other applicable regulators could cause our business to be significantly harmed.

REIMBURSEMENT FOR ANY OF OUR FUTURE PRODUCTS MAY NOT BE AVAILABLE, WHICH MAY HARM OUR RESULTS OF OPERATIONS.

         Our ability to commercialize our products successfully will depend, in part, on the extent to which reimbursement for the cost of our products and related treatments will be available from government health administration authorities, such as Medicare and Medicaid in the U.S., private health insurers and other organizations. Significant uncertainty exists as to the reimbursement status of newly approved health care products, particularly for indications for which there is no current effective treatment or for which medical care typically is not sought. Adequate third-party coverage may not be available to enable us to maintain price levels sufficient to realize an appropriate return on our investment in product research and development. If adequate coverage and reimbursement levels are not provided by government and third-party payors for use of our products, our products may fail to achieve market acceptance and our results of operations will be harmed.

         Our future revenues, profitability and access to capital will also be affected by the continuing efforts of governmental and private third-party payors to contain or reduce the costs of health care through various means. There have been a number of federal, state and foreign proposals to control the cost of drugs through legislation or regulation. We are unsure of the form that any legislation on the subject may have or what actions federal, state, foreign, and private payors may take in response to any enacted legislation. Therefore, we cannot predict the effect of any implemented reform on our business.

IF WE ARE UNABLE TO MANUFACTURE OR CONTRACT WITH THIRD PARTIES TO MANUFACTURE PRODUCT CANDIDATES IN SUFFICIENT QUANTITIES AND AT AN ACCEPTABLE COST, WE MAY BE UNABLE TO COMPLETE CLINICAL TRIALS AND COMMERCIALIZE THESE PRODUCT CANDIDATES.

         Our completion of any preclinical trials for our product candidates involving large quantities of chemical compounds, or any future clinical trials and commercialization of product candidates, will require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We do not have the facilities or experience to manufacture the quantities of product candidates necessary for any such trials or commercial purposes on our own and do not intend to develop or acquire facilities for the manufacture of such quantities of product candidates in the foreseeable future. We have entered into agreements with third-party manufacturers for the manufacture of Aptosyn(R) (exisulind) and intend to rely on third-party contract manufacturers for our other product candidates. However, except with respect to Aptosyn(R) (exisulind) and CP461, we have not tested the manufacturing processes for our product candidates in quantities needed for clinical trials or commercial sales.

         Our manufacturing strategy presents the following risks:

        - we may not be able to locate acceptable manufacturers or enter into favorable long-term agreements with them;

        - we may not be able to interest multiple sources of supply and may be dependent on sole source or limited sources, in which case we may not be able to negotiate favorable agreements or may suffer business dislocation if sole or limited sources should fail to perform;

        - third parties may fail to successfully manufacture our product candidates or to manufacture them in a cost effective and/or timely manner;

        - delays in scale-up to commercial quantities could delay clinical studies, regulatory submissions and commercialization of product candidates;

        - we may not have intellectual property rights, or may have to share intellectual property rights, to many improvements in the manufacturing processes or new manufacturing processes for our product candidates;

        - our product candidates require a long lead time to manufacture and the manufacturing process is complex; and

        - manufacturers of our product candidates are subject to current Good Manufacturing Practices, and similar foreign standards, and we do not have control over compliance with these regulations by third-party manufacturers.

         Any of these factors could delay clinical trials or commercialization of our product candidates, entail higher costs and result in our being unable to effectively sell any products.

IF WE ARE UNABLE TO OBTAIN RAW AND INTERMEDIATE MATERIALS NEEDED TO MANUFACTURE OUR PRODUCTS IN SUFFICIENT AMOUNTS OR ON ACCEPTABLE TERMS, OUR BUSINESS WOULD SUFFER.

         We, or the manufacturers with whom we contract, may not be able to maintain adequate relationships with current or future suppliers of raw or intermediate materials for use in manufacturing our products. If our current manufacturing sources and suppliers are unable or unwilling to make these materials available to us in required quantities or on acceptable terms, we would likely incur significant costs and delays to qualify alternative manufacturing sources and suppliers. If we are unable to identify and contract with alternative contract manufacturers when needed, our business could be harmed.

IF WE ARE UNABLE TO BUILD SALES, MARKETING AND DISTRIBUTION CAPABILITIES OR ENTER INTO AGREEMENTS WITH THIRD PARTIES TO PERFORM THESE FUNCTIONS, WE WILL NOT BE ABLE TO COMMERCIALIZE ANY OF OUR PRODUCT CANDIDATES.

         We currently have limited sales and marketing capabilities. In order to commercialize any of our product candidates, we must either internally develop extensive sales, marketing and distribution capabilities or make arrangements with third parties to perform these services.

         To market any of our drug products directly, we will have to successfully develop a marketing and sales force with technical expertise and supporting distribution capabilities or our business prospects would be impaired. To promote any of our drug products through third parties, we would have to locate suitable third parties for these functions and enter into agreements with them on acceptable terms. If we enter into co-promotion or other licensing arrangements, any product revenues would likely be lower than if we directly marketed and sold our products, and any revenues we may receive would depend upon the efforts of third parties, which efforts may not be successful. If these third parties do not succeed in carrying out their contractual duties, our business would suffer.

WE MAY SUSTAIN LOSSES IN MARKETING AND/OR SELLING PRODUCTS MANUFACTURED BY
OTHERS.

         In September 2000, we began marketing and promoting the product Nilandron(R) (nilutamide), a hormonal therapy for advanced prostate cancer which is manufactured and sold to the market by Aventis. In the second quarter of 2002, we plan to commence marketing and selling Gelclair(TM) Concentrated Oral Gel which is manufactured by Sinclair and sold to us as exclusive distributor in North America. In the future we may enter into agreements to market additional products manufactured by others. The risks of these activities include:

        -         physicians may not prescribe the products we market or sell;

        -         patients may not use the products we market or sell;

        - price competition and/or product competition may constrain or reduce revenues;

        - Sales and marketing expense may exceed margins received on products sold and fees received on products marketed;

        - we may fail to successfully market, and Aventis may fail to successfully sell, Nilandron(R) (nilutamide) in quantities in excess of the thresholds necessary to entitle us to receive a percentage of the gross margin with respect to such excess sales;

        - we may fail to successfully market and sell Gelclair(TM) Concentrated Oral Gel in quantities equal to or in excess of our minimum purchase requirements of Gelclair(TM) Concentrated Oral Gel from Sinclair;

        -         customers may fail to pay for product;

        - we may be exposed to product liabilities not effectively covered by indemnification or insurance;

        - suppliers and manufacturers may fail to manufacture or to manufacture in accordance with specifications, or may fail to deliver product, or may otherwise default;

        - FDA or foreign regulatory authorities may inspect manufacturing facilities making these products and find that the facilities do no comply with Good Manufacturing Practice requirements and may as a result stop the facilities from manufacturing products until such facilities can be brought into compliance; and

        - we may breach any of our obligations and forfeit our right to continue to market and distribute these products.

         Any of these factors could expose us to commercial losses and/or liabilities which, depending on the magnitude and circumstances, could have a material adverse effect on us.

WE MAY BREACH THE AGREEMENTS UNDER WHICH WE LICENSE COMMERCIALIZATION OR DEVELOPMENT RIGHTS TO PRODUCTS OR TECHNOLOGIES AND MAY THEREBY LOSE LICENSE RIGHTS THAT ARE IMPORTANT.

         We license rights to products and technology that are relevant to our business. These include rights to the products we market, Nilandron(R) (nilutamide) and Gelclair(TM) Concentrated Oral Gel, as well as intellectual property rights which may arise during the course of our development programs. We are subject to various obligations with respect to marketing efforts, care of products, insurance, publicity, intellectual property and other matters relating to commercialization or to development. If we fail to comply with any of these requirements, or otherwise breach a license agreement or contract, the licensor or other contracting party may have the right to terminate the license or contract in whole or in part or to terminate the exclusive nature of the arrangement. In such event we would not only lose all or part of the benefit of the arrangement but also may be exposed to potential liabilities for breach in the form of damages or obligation to license technology.

WE DEPEND ON KEY PERSONNEL; IF WE ARE NOT ABLE TO RETAIN THESE EMPLOYEES OR RECRUIT ADDITIONAL QUALIFIED PERSONNEL, OUR BUSINESS WOULD BE HARMED.

         Because of the specialized scientific nature of our business, we are highly dependent upon qualified scientific, technical and managerial personnel. We also rely on consultants and advisors to assist us in formulating our research and development strategy. There is intense competition for qualified personnel in the pharmaceutical field. We may not be able to attract and retain the qualified personnel or consultants necessary for the development of our business. The loss of the services of existing personnel, as well as the failure to recruit additional key scientific, technical and managerial personnel in a timely manner, would harm our research and development programs and our business. The law provides only limited protection against competition by key employees who leave our employ. We do not maintain key man life insurance on any of our employees.

IF WE ENGAGE IN ANY ACQUISITION OR BUSINESS COMBINATION, WE WILL INCUR A VARIETY OF RISKS THAT COULD ADVERSELY AFFECT OUR BUSINESS OPERATIONS OR OUR STOCKHOLDERS.

         From time to time we have considered, and we will continue to consider in the future, if and when any appropriate opportunities become available, strategic business initiatives intended to further the development of our business. These initiatives may include acquiring businesses, technologies or products or entering into a business combination with another company. If we do pursue such a strategy, we could, among other things:

        - issue equity securities that would dilute our stockholders' percentage ownership;

        - incur substantial debt, which may place constraints on our operations;

        - spend substantial operational, financial and management resources in integrating new businesses, technologies and products;

        -         assume substantial actual or contingent liabilities; or

        - merge with, or otherwise enter into a business combination with, another company, in which our stockholders would receive cash or shares of the other company, or a combination of both, on terms that our stockholders might not deem desirable.

         We are not in a position to predict what, if any, collaborations, alliances or transactions may result or how, when or if they will have a material effect on us or the development of our business.

WE MAY BE SUED FOR PRODUCT LIABILITY.

         Because we are involved in the drug discovery and development process, our business exposes us to potential product liability risks as our product candidates are clinically tested and when and if our drug candidates are commercialized. We may not be able to avoid product liability claims. This applies not only to our own products but also to products that we may market for others, including Nilandron(R) (nilutamide), which we market for Aventis, and Gelclair(TM) Concentrated Oral Gel manufactured by Sinclair. Product liability insurance for the pharmaceutical industry is generally expensive, if it is available at all. If we are unable to obtain sufficient insurance coverage on reasonable terms or to otherwise protect against potential product liability claims, we may be unable to commercialize our product candidates. We currently have product and clinical trial liability insurance in the amount of $10 million, but there can be no assurance that we will be able to maintain such insurance or that such insurance is adequate. If a plaintiff brings a successful product liability claim against us in excess of our insurance coverage, if any, our business could be harmed.

WE MAY BE SUBJECT TO SUBSTANTIAL LIABILITIES IN CONNECTION WITH THE HANDLING AND DISPOSAL OF HAZARDOUS MATERIALS.

         Our research and development involves the controlled use of hazardous materials, chemicals and various radioactive compounds. We cannot completely eliminate the risk of accidental contamination or injury from these materials. In the event of contamination or injury, for which we do not have liability insurance coverage, we could be held liable for resulting damages, which could exceed our resources. In addition, if we develop manufacturing capacity, we may incur substantial costs in complying with environmental regulations. Furthermore, we do not have mass tort insurance coverage or environmental insurance coverage, so that liabilities resulting from claims involving our handling or disposal of hazardous materials could severely damage our business.

OUR COMMON STOCK PRICE WILL LIKELY CONTINUE TO BE HIGHLY VOLATILE.

         Our stock price, like the market price of the stock of other development-stage pharmaceutical companies, has been highly volatile. Companies may be sued when their stock price drops. Our stock price dropped substantially after we made an announcement on February 1, 1999 that we anticipated a delay in filing the NDA for Aptosyn(R) (exisulind) for FAP. Our stock price also dropped substantially on September 25, 2000 after we announced that the FDA had informed us that the FDA was issuing a "not approvable" letter in connection with the pending NDA for FAP. Separate stockholder class actions were filed against us after each of these declines in our stock price. Our stock price has also fluctuated substantially in response to statements which have appeared in the media. Other factors that may have a significant impact on our stock price include:

        - announcements of technical innovations or new commercial products by us or our competitors;

        -         regulatory events relating to our product candidates;

        - public concern as to the safety or other implications of pharmaceutical products;

        -         patent or proprietary rights developments;

        -         results of preclinical studies or clinical trials;

        -         conditions affecting the pharmaceutical industry; and/or

        -         stock market conditions.

WE DO NOT INTEND TO PAY CASH DIVIDENDS.

         We have never paid any cash dividends and do not anticipate paying cash dividends in the foreseeable future.

OUR CERTIFICATE OF INCORPORATION, BYLAWS AND STOCKHOLDER RIGHTS PLAN, AND CERTAIN PROVISIONS OF DELAWARE LAW, COULD DISCOURAGE A THIRD PARTY FROM MAKING A TAKEOVER OFFER THAT COULD BE BENEFICIAL TO OUR STOCKHOLDERS.

         Various provisions of our certificate of incorporation and bylaws and Delaware law could delay or prevent a third party from acquiring shares of our common stock or replacing members of our board of directors. Our certificate of incorporation provides for the division of our board of directors into three classes and for the ability of the board of directors to issue preferred stock without stockholder approval. Under this authority, the board of directors adopted, in December 1998, a stockholder rights plan, which could have the effect of delaying or preventing us from consummating a transaction that would result in a change of control, even if a change of control were in the best interests of our stockholders. In addition, Delaware law restricts the ability of stockholders to take action to acquire control of us through specified business combination transactions.

         These provisions may discourage a future acquisition of our company even if our stockholders would receive an attractive value for their shares or if a significant number of our stockholders believed such a proposed transaction to be in their best interest. As a result, stockholders who desire to participate in such a transaction may not have the opportunity to do so.

                               ABOUT CELL PATHWAYS

         Cell Pathways, Inc. was incorporated in Delaware in July 1998 as a subsidiary of, and as of November 3, 1998, successor to, a Delaware corporation of the same name.

         We are a development stage pharmaceutical company focused on the research and development of products to treat cancer and to prevent cancer, the commercialization of such products, and the marketing and selling of oncology-related products made by others. Our technology may prove to have applicability beyond the treatment and prevention of cancer. We will be considered to be in the development stage until we receive approval for, and generate significant revenues from, the marketing and selling of one or more of our pharmaceutical drug candidates, or until we generate significant revenues from our marketing and/or selling of products manufactured by third parties.

         Our technology is based upon the discovery of a novel mechanism which we believe, based on our research, can be targeted to induce selective apoptosis, or programmed cell death, in precancerous and cancerous cells without affecting apoptosis in normal cells. We have created a new class of selective apoptotic anti-neoplastic drugs ("SAANDs") and have synthesized many new chemical compounds in this new class.

         Our product development program focused initially on compounds likely to be helpful in treating precancerous lesions such as colonic polyps and cervical dysplasia. Attention next turned to the prevention of the recurrence of prostate cancer and breast cancer. Clinical trials subsequently expanded into the direct treatment of prostate and lung cancer. More recently, we have made arrangements for clinical trials of our first generation compound in combination with leading cancer chemotherapeutic agents of major pharmaceutical companies in trials in lung, prostate and breast cancers, and have commenced clinical development of our second compound as a single agent in cancer indications.

         Clinical trials of our first generation compound, Aptosyn(R) (exisulind) (previously known as FGN-1(TM) (exisulind) and Prevatac(TM) (exisulind)), commenced in 1994. By 1997, clinical development of Aptosyn(R) (exisulind) had expanded to include several cancer and precancer indications. In August 1999, we submitted to the U. S. Food and Drug Administration ("FDA") a New Drug Application ("NDA") seeking marketing approval for Aptosyn(R) (exisulind) for the precancerous orphan drug indication of familial adenomatous polyposis ("FAP"). In September 2000, the FDA issued a "not approvable" letter with respect to the NDA for FAP. The future of the FAP program is uncertain. The continuing development of Aptosyn(R) (exisulind) largely for cancer indications
- either as a single agent or in combination with leading cancer chemotherapeutic agents of major pharmaceutical companies - is discussed under "Products in Development" in our Annual Report on Form 10-K for the year ended December 31, 2001.

         We began the clinical trial program of our second compound, CP461, in 1999. By the end of 2001, CP461 was in pilot Phase IIa trials to investigate its safety and efficacy in three cancer indications. Description of the clinical trial program of CP461, including description of interim results of certain pilot studies, is also discussed under "Products in Development" in our Report on Form 10-K for 2001. Aptosyn(R) (exisulind) and CP461 are the only CPI product candidates which we expect to be studying in clinical trials during 2002. No pharmaceutical product may be marketed in the United States without FDA approval. There can be no assurance that the FDA will approve any of our product candidates for marketing for any indication or, as to when, if ever, any such approval would occur.

         In anticipation of eventually marketing our products with our own sales force, we entered into an agreement to market an approved cancer therapy, Nilandron(R) (nilutamide), in 2000 and commenced promoting that product in the third quarter of 2000. Nilandron(R) (nilutamide) was developed and is sold by Aventis Pharmaceuticals, Inc. as a hormone therapy for advanced prostate cancer. In the first quarter of 2002 we entered into an agreement with Sinclair Pharmaceuticals Ltd. of the United Kingdom to be the exclusive distributor in North America of their product, Gelclair(TM) Concentrated Oral Gel, an oral gel approved for treating oral mucositis which affects many cancer patients receiving chemotherapy and radiation therapy. We plan to commence the marketing and distribution of this product in the second quarter of 2002.

         The foregoing is an abbreviated description of our business. Please read our Annual Report on Form 10-K for the year ended December 31, 2001 which discusses our business and its risks and uncertainties in greater detail.

Also, please read the Risk Factors set forth above in this prospectus.

         In March 2002, we sold 2,390,107 shares of common stock and warrants to purchase 597,529 shares of common stock, for gross proceeds of approximately $8.8 million, to the selling stockholders whose shares are being registered herein. This increased our common stock outstanding, after the issuance of such shares, to approximately 33,560,273 million shares as of March 31, 2002.

                                 USE OF PROCEEDS

         The proceeds from the sale of the common stock offered pursuant to this prospectus are solely for the account of the selling stockholders. We will not receive any proceeds from the sale of these shares of common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         Pursuant to purchase agreements, dated as of March 26, 2002, we sold 2,390,107 shares of our common stock at a purchase price of $3.70 per share in private placement transactions. In addition, we issued to the purchasers of these shares warrants to purchase an aggregate of 597,529 shares of our common stock. The warrants are exercisable at any time in whole or in part until March 26, 2006 at an exercise price of $4.74 per share. The exercise price and the number of warrant shares of the warrant holders are subject to adjustment upon the following events:

        - The subdivision, split or combination of shares of our common stock; and

        -         The issuance of dividends in the form of common stock.

         The shares issued upon exercise of the warrants are sometimes referred to as the warrant shares. After the exercise of the warrants, the selling stockholders may also offer or sell the warrant shares from time to time in the manner contemplated under the "Plan of Distribution." Under the terms of the purchase agreements for the shares of common stock and the warrants, we are obligated to use our best efforts to maintain an effective registration statement for the period from the effectiveness of the registration statement of which this prospectus forms a part until such date when either all of the shares and the warrant shares have been sold pursuant to the registration statement, or by reason of Rule 144(k) under the Securities Act or any other rule of similar effect, the shares and warrant shares are no longer required to be registered for the resale thereof by the holders in ordinary market transactions without imposition of any volume restrictions.

         The following table sets forth certain information known to us regarding the beneficial ownership of the common stock of each selling stockholder as of April 1, 2002 and as adjusted to give effect to the sale of the shares offered hereby. As of April 1, 2002, there were 33,560,273 shares of the common stock outstanding. The following table states the maximum number of shares each selling stockholder may offer under this prospectus assuming that each selling stockholder chooses to sell all shares purchased in the private placement in March 2002. The shares are being registered to permit public secondary trading of the shares, and the selling stockholders may offer the shares for resale from time to time. See "Plan of Distribution." We cannot assure you that the selling stockholders will sell any or all of the shares.

                                                           PRE-OFFERING                              POST-OFFERING
                                            ------------------------------------------       -----------------------------
                                            TOTAL NUMBER                                     TOTAL NUMBER
                                            OF SHARES OF                                     OF SHARES OF
                                            COMMON STOCK                      COMMON         COMMON STOCK
                                            BENEFICIALLY     PERCENTAGE       SHARES         BENEFICIALLY      PERCENTAGE
           SELLING STOCKHOLDER                  OWNED         OF CLASS       OFFERED           OWNED(1)       OF CLASS (1)
           -------------------                  -----         --------       -------           --------       ------------
Paul Revere Capital Partners Ltd.            202,703(2)           *         202,703(2)             0               --
Quantico Partners, LP                        425,000(3)         1.3%        425,000(3)             0               --
Cranshire Capital L.P.                       168,919(4)           *         168,919(4)             0               --
Gryphon Master Fund, LP                      425,000(3)         1.3%        425,000(3)             0               --
Smithfield Fiduciary LLC                     236,487(5)           *         236,487(5)             0               --
Riverview Group, LLC                         337,838(6)         1.0%        337,838(6)             0               --
The Tail Wind Fund Ltd.                      270,270(7)           *         270,270(7)             0               --
Alpha Capital AG                             168,919(4)           *         168,919(4)             0               --
Stonestreet LP                               202,500(8)           *         202,500(8)             0               --
TCMP3 Partners L.P.                           50,000(9)           *         50,000(9)              0               --
AIG DKR Soundshore Holdings Ltd.             167,625(10)          *        167,625(10)             0               --
AIG DKR Soundshore Private Investors         125,000(11)          *        125,000(11)             0               --
Holding Fund Ltd.
AIG DKR Soundshore Opportunity Holding       110,625(12)          *        110,625(12)             0               --
Fund Ltd.
AIG DKR Soundshore Strategic Holding         96,750(13)           *         96,750(13)             0               --
Fund Ltd.

------------------
*    Indicates less than one percent.

(1) These figures assume that all shares of common stock received by the selling stockholders in the March 2002 private placement have been sold.

(2)  Includes 40,541 shares that may be purchased upon the exercise of warrants.

(3)  Includes 85,000 shares that may be purchased upon the exercise of warrants.

(4)  Includes 33,784 shares that may be purchased upon the exercise of warrants.

(5)  Includes 47,298 shares that may be purchased upon the exercise of warrants.

(6)  Includes 67,568 shares that may be purchased upon the exercise of warrants.

(7)  Includes 54,054 shares that may be purchased upon the exercise of warrants.

(8)  Includes 40,500 shares that may be purchased upon the exercise of warrants.

(9)  Includes 10,000 shares that may be purchased upon the exercise of warrants.

(10) Includes 33,525 shares that may be purchased upon the exercise of warrants.

(11) Includes 25,000 shares that may be purchased upon the exercise of warrants.

(12) Includes 22,125 shares that may be purchased upon the exercise of warrants.

(13) Includes 19,350 shares that may be purchased upon the exercise of warrants.

                              PLAN OF DISTRIBUTION

         The shares being offered by the selling stockholders, or their respective pledgees, donees, transferees or other successors in interest, will be sold in one or more transactions (which may involve block transactions) on the Nasdaq National Market, or on such other market on which the common stock may from time to time be trading, in privately negotiated transactions, through the writing of options on the shares, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the selling stockholders determine from time to time. The shares may also be sold pursuant to Rule 144 of the Securities Act. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

         The selling stockholders, or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the selling stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any of the shares offered hereby will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Securities Exchange Act, or the rules and regulations thereunder.

         The selling stockholders, alternatively, may sell all or any part of the shares offered hereby through an underwriter. The selling stockholders have not entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into. If the selling stockholders enter into such an agreement or agreements, the relevant details will be set forth in a supplement or revisions to this prospectus.

         Upon our being notified by the selling stockholders that any material arrangement has been entered into with a broker or dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing:

        -         the name of each such broker-dealer,

        -         the number of shares involved,

        -         the price at which such shares were sold,

        - the commissions paid or discounts or concessions allowed to such

        -         broker-dealer(s), where applicable,

        - that such broker-dealer(s) did not conduct any investigation to verify the

        - information set out or incorporated by reference in this prospectus, as

        -         supplemented, and

        -         other facts material to the transaction.

         The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. The foregoing may affect the marketability of the shares.

         We have agreed to indemnify the selling stockholders, or their transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

         We are bearing all costs relating to the registration of the shares (other than fees and expenses, if any, of counsel or other advisers to the selling stockholders). Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the shares will be borne by the selling stockholders.

                                  LEGAL MATTERS

         The validity of the shares of common stock offered by this prospectus will be passed upon for us by Morgan, Lewis & Bockius LLP, Philadelphia, Pennsylvania.

                                     EXPERTS

         The audited financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

NO DEALER, SALES PERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROSPECTUS.

                                TABLE OF CONTENTS

                                   PROSPECTUS

                                                                            Page
                                                                            ----

WHERE TO FIND ADDITIONAL INFORMATION........................................  2

FORWARD-LOOKING STATEMENTS..................................................  3

RISK FACTORS................................................................  5

ABOUT CELL PATHWAYS........................................................  22

USE OF PROCEEDS............................................................  24

SELLING STOCKHOLDERS.......................................................  24

PLAN OF DISTRIBUTION.......................................................  25

LEGAL MATTERS..............................................................  27

EXPERTS....................................................................  27

================================================================================

                                2,987,636 SHARES

                               CELL PATHWAYS, INC.

                                  COMMON STOCK

                                  ------------

                                   PROSPECTUS

                                 APRIL 10, 2002

                                  ------------

================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the costs and expenses of the sale and distribution of the securities being registered, all of which are being borne by us.

         Securities and Exchange Commission registration fee          $ 1,103
         Nasdaq listing fee                                            22,500
         Legal fees and expenses                                       35,000
         Printing and engraving expenses                                   --
         Accounting fees and expenses                                   3,500
         Miscellaneous                                                     --
                                                                      -------
         Total                                                        $62,103*
                                                                      =======

* All expenses, except the Securities and Exchange Commission registration fee, are estimated.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("Section 145") permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations.
Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a director, officer, employee or agent of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. Section 43 of Article XI of the Company's Bylaws provides, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, for the indemnification of each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or executive officer of the corporation, or is or was serving at the request of the corporation, as a director, executive officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person or on such person's behalf in connection with such action, suit or proceeding and any appeal therefrom.

ITEM 16. EXHIBITS.

         Item              Description
         ----              -----------
         5                 Opinion of Morgan, Lewis & Bockius LLP.

         10.1 Form of Warrant, dated as of March 26, 2002, issued to Paul Revere Capital Partners Ltd., Quantico
                           Partners, LP, Cranshire Capital L.P., Gryphon Master
                           Fund, LP, Smithfield Fiduciary LLC, Riverview Group,
                           LLC, The Tail Wind Fund Ltd., Alpha Capital AG,
                           Stonestreet LP, TCMP3 Partners L.P., AIG DKR
                           Soundshore Holdings Ltd., AIG DKR Soundshore Private
                           Investors Holding Fund Ltd., AIG DKR Soundshore
                           Opportunity Holding Fund Ltd. and AIG DKR Soundshore
                           Strategic Holding Fund Ltd., pursuant to Purchase
                           Agreements dated as of March 26, 2002.

         10.2              Form of Purchase Agreements, dated as of March 26,
                           2002, entered into between Cell Pathways, Inc. and Paul Revere Capital Partners Ltd., Quantico Partners,
                           LP, Cranshire Capital L.P., Gryphon Master Fund, LP,
                           Smithfield Fiduciary LLC, Riverview Group, LLC, The
                           Tail Wind Fund Ltd., Alpha Capital AG, Stonestreet
                           LP, TCMP3 Partners L.P., AIG DKR Soundshore Holdings
                           Ltd., AIG DKR Soundshore Private Investors Holding
                           Fund Ltd., AIG DKR Soundshore Opportunity Holding
                           Fund Ltd. and AIG DKR Soundshore Strategic Holding
                           Fund Ltd..

         23.1              Consent of Arthur Andersen LLP.

         23.2              Consent of Morgan, Lewis & Bockius LLP (included in
                           Exhibit 5).

         24 Powers of Attorney (included on signature pages included in this registration statement).

ITEM 17. UNDERTAKINGS.

         (a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (i) and (ii) of this paragraph do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers or controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWERS OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Horsham, Commonwealth of Pennsylvania, on the 10th day of April, 2002.

                                             CELL PATHWAYS, INC.


                                             By:  /s/ Robert J. Towarnicki
                                                  ------------------------------
                                                  Robert J. Towarnicki
                                                  President and
                                                  Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert J. Towarnicki and Martha E. Manning, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to the registration statement and any such related registration statements), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities with the above Registrant and on the dates indicated.

Signature                                  Title                                            Date
---------                                  -----                                            ----
/s/ Robert J. Towarnicki                   President, Chief Executive Officer and           April 10, 2002
-------------------------                  Chairman of the Board of Directors (Principal
Robert J. Towarnicki                       Executive Officer)

/s/ Brian J. Hayden                        Chief Financial Officer, Vice President --       April 10, 2002
--------------------                       Finance (Principal Financial and Accounting
Brian J. Hayden                            Officer)

Signature                                  Title                                            Date
/s/ William A. Boeger                      Director                                         April 10, 2002
William A. Boeger

/s/ D. Bruce Burlington                    Director                                         April 10, 2002
D. Bruce Burlington

/s/ Paul J. Duggan                         Director                                         April 10, 2002
Paul J. Duggan

/s/ Thomas M. Gibson                       Director                                         April 10, 2002
Thomas M. Gibson

/s/ Judith A. Hemberger                    Director                                         April 10, 2002
Judith A. Hemberger

/s/ Rifat Pamukcu                          Director, Executive Vice President - Chief       April 10, 2002
Rifat Pamukcu                              Scientific Officer

/s/ Louis M. Weiner                        Director                                         April 10, 2002
Louis M. Weiner